EXHIBIT 4.3

                             Jonathan C. Gilchrist
                           Executive Vice President
                                 4301 Windfern
                             Houston, Texas 77057
                           (281) 600-4000, Ext. 403
                                (713) 462-1950


                                 July 27, 2000


Consulting & Strategy International, Inc.
5433 Westheimer, Suite 500
Houston, Texas 77056

      Re:   Consideration for Additional Consulting Services

Dear Sirs:

      This letter documents the agreement that we have negotiated. Consulting & Strategy International has provided significant services in connection with iExalt's acquisition of various companies during the calendar year 2000 beyond those contemplated in our Consulting agreement of September 1, 1999. The Company has approved the issuance of an additional 250,000 shares of iExalt common stock as consideration for these services in addition to the fees due under the Consulting Agreement. Pursuant to our negotiations, the Company has agreed to seek the registration of these shares using a registration on Form S-8.

      Pursuant to our Agreement, the shares shall be issued equally in the names of the principals of Consulting & Strategy International, Franklin C. Fisher, Jr. and Steve Tebo.

      Please signify your agreement to this fee structure by signing below and faxing and mailing to iExalt as signed original of this letter Agreement.

Sincerely,

/s/ JONATHAN C. GILCHRIST

Jonathan C. Gilchrist

ACCEPTED AND AGREED TO:

CONSULTING & STRATEGY INTERNATIONAL, LLC

By:   /s/ FRANKLIN C. FISHER, JR.
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